The National Government of Kenya in Cooperation with Nakuru County Government and AmericaTowne, Holding, Inc.
Procedures for Delivery of Equipment and Payment Pursuant to the Award Letter, 2 August 2018, for Tender NO NGMT/NCGW/204/2018-2019

This Memorandum Serves as a basis for completing the Partnership between National Government of Kenya in Cooperation with Nakuru County Government, Kenya, and AmericaTowne, Holdings Inc.

Pursuant to the Award Letter of 2 August 2018 from the Honorable H.E Kamau Thuge, Principal Secretary National Treasury, Office of the Treasury, Kenya approving the partnership with AmericaTowne, Holdings, Inc., and the National Government of Kenya and Nakuru County Government for the purchase of equipment and machinery and services for pumping water to various locations within the designated areas within Nakuru County. The Tender totals 4.46 billion Kenya Shillings ($45.8 million USD).

The equipment will be provided under Tender NGMT/NCGW/204/2018-2019.

To ensure prompt delivery of required equipment, AmericaTowne, Holdings, Inc., and National Government of Kenya in Cooperation with Nakuru County Government, Kenya agree that:

National Government of Kenya in Cooperation with Nakuru County Government, Kenya and AmericaTowne, Holdings, Inc., will work closely together to ensure prompt and efficient fulfillment of the partnership and delivery of required equipment.

AmericaTowne, Holdings, Inc. will immediately take action to source the required equipment upon receipt of the required specifications from, Nakuru County and coordinate with the Ministry of Water and Energy and other appropriate ministries.

By August 13, 2018, AmericaTowne, Holdings, Inc. will present an invoice to the National Treasury, Office of the Treasury, Kenya for the total costs of the equipment under the Resolution.

Upon receipt of invoice by AmericaTowne Holdings, Inc., the National Treasury, Office of the Treasury, Kenya will pay seventy-five percent (75%) of the total invoice for the tender in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne' Chief Executive Officer.

Upon receipt of initial funds of seventy-five percent (75%) of the invoice value, AmericaTowne Holdings, Inc., will within 60 days and or at the most expeditious time deliver the total equipment requested to Nakuru County.

After delivery of all equipment requested, and upon AmericaTowne, Holding Inc. presenting its final invoice for the Tender to the National Treasury, Office of the Treasury will pay to AmericaTowne Holdings, Inc. the remaining payments of twenty-five percent (25%) in US Dollars for each invoice as designated by AmericaTowne' Chief Executive Officer.

AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer

Dated: 8/13/2018

Office of the Treasury

By: H.E Kamau Thuge
Its: Principal Secretary, National Treasury, Kenya

Dated: 7/08/2018

REPUBLIC OF KENYA

OFFICE OF THE TREASURY

2nd August 2018

THE C.E.O
AMERICATOWNE HOLDINGS I.N.C
4700 HOMEWOOD CT SUITE 100
RALEIGH NC.

Dear Sir,

RE : AWARD TENDER NO NGMT/NCGW/204/2018-2019

The National government herein do congratulate your company on the award of the above tender on supply and delivery of water machines in the county of Nakuru totaling to ksh 4.46billion. This project is funded by the national government on mutual understanding with the county government of Nakuru and payment to your company will be made by the national government on the 75% payment in advance and 25% upon delivery.

After thorough internal verification we confirmed that your company (Americatowne) have NOT been involved directly or in directly in any corrupt and fraudulent practices. We also confirmed your capability in providing the items from the origin source and deliver in good time.

The National government will give you support where necessary when required.

Your response on the matter will be highly appreciated.

Yours faithfully

Dct, Kamau Thuge.
Principal Secretary National Treasury.
Cc: Cabinet Secretary National Treasury.